UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2008

LCC International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21213 (Commission File Number)	54-1807038 (IRS Employer Identification No.)

7900 West Park Drive, McLean, Virginia (Address of principal executive offices)	22102 (Zip Code)

Registrant’s telephone number, including area code: 703-873-2000
Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On May 08, 2008, Mr. Dean Douglas submitted a notice of resignation to the Board of Directors of LCC International, Inc. (the “Company”) resigning his position as President, Chief Executive Officer and Director of the Company, effective June 6, 2008. Mr. Douglas indicated that he is resigning to join a privately-held telecommunications equipment provider.
On May 13, 2008, the Company announced the promotion of Mr. Kenneth Young to LCC President and Chief Operating Officer, effective immediately. Mr. Young, 44, will lead the organization on a worldwide basis and report directly to Ms. Julie Dobson, Chairperson of the Board. The Board intends to initiate a CEO search later this month. On the effective date of Mr. Douglas’ resignation, Ms. Dobson will assume the post of interim CEO until a new CEO is announced.
Mr. Young joined LCC in 2006 and currently serves as Senior Vice President, Chief Marketing Officer and President of the Americas at LCC. From May 2004 to May 2007, Mr. Young served as Chief Operating Officer for Liberty Media’s Connectid™ mobile content subsidiary, as well as Senior Vice President and Chief Marketing Officer of Liberty Media’s TruePosition location based services organization. Before joining Liberty Media, Mr. Young spent over 16 years with the now AT&T Corporation and held senior management positions with Cingular Wireless, SBC Wireless, and Southwestern Bell Telephone operations.
Ms. Dobson has served as the Chairperson of the LCC Board of Directors since March 2005 and has been a Director since July 2003. Ms. Dobson is a member of the Company’s audit and compensation committees. Since 2002, Ms. Dobson has served as the Chairperson of TeleBright Corp., a company that develops software and tools for telecom services. From July 1998 until February 2002, Ms. Dobson was Chief Operating Officer of TeleCorp PCS, Inc., a wireless telecommunications provider. Ms. Dobson joined TeleCorp PCS as a start-up and was responsible for all aspects of operations and participated in raising debt and equity financing, until AT&T Wireless purchased the company in February 2002. Ms. Dobson spent 18 years with Bell Atlantic Corporation, a telecommunications company, where she held various positions in several of its domestic and international business units, including serving as President, New York region of Bell Atlantic Mobile (formerly Bell Atlantic Corp and now known as Verizon Wireless), from October 1997 through July 1998, Vice President, Strategic Planning and Business Development, Bell Atlantic Enterprises Corporation from 1996 to 1997, and President and Chief Executive Officer, Bell Atlantic Business Systems, International from 1993 to 1996. Ms. Dobson also serves on the board of directors of PNM Resources, Inc., a holding company of energy and energy-related companies, and Safeguard Scientifics, Inc., a holding company for information technology companies.
On May 13, 2008, the Compensation Committee of the Board of Directors of the Company approved an increase in Mr. Young’s annual salary to $350,000, effective immediately. Mr. Young will also be eligible for a bonus of up to 60% of his annual salary for 2008. Details of the bonus plan will be defined at a later date. Concurrently, the Board of Directors approved an increase of Ms. Dobson’s annual Board retainer to $100,000 while serving as interim CEO. Additionally, the Board approved a grant to her of 25,000 restricted stock units under LCC’s amended and restated equity incentive plan vesting in one year from date of grant, subject to acceleration upon determination by the compensation committee of the Board of Directors that Ms. Dobson has satisfactorily completed her assignment as interim CEO.
A copy of the press release issued by the Company addressing the above described matters is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits
99.1 Press Release, dated May 13, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC INTERNATIONAL, INC.
May 14, 2008	By:	/s/ Peter A. Deliso
Name: Peter A. Deliso
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 13, 2008, issued by LCC International, Inc.